Exhibit 99.1

Prospect Capital Reports $1.04 of Net Investment Income per Share in
2016 Fiscal Year and $0.26 of Net Investment Income per Share in
June 2016 Quarter, Exceeding Dividends per Share in Both Periods
NEW YORK - (GLOBE NEWSWIRE) - August 29, 2016 - Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our fiscal year and fourth fiscal quarter ended June 30, 2016.
For the year ended June 30, 2016, our net investment income (“NII”) was $371.1 million or $1.04 per weighted average share. For the year ended June 30, 2015, our NII was $362.7 million or $1.03 per weighted average share. NII year over year increased by $8.4 million on a dollars basis and increased by $0.01 on a per share basis. Fiscal year 2016 NII exceeded dividends by $0.04 per share.
For the year ended June 30, 2016, our distributable income was $379.9 million or $1.07 per weighted average share, exceeding dividends by $0.07 per share.
For the June 2016 quarter, our NII was $91.4 million or $0.26 per weighted average share. For the June 2015 quarter, our NII was $89.5 million or $0.25 per weighted average share. NII year over year increased by $1.9 million on a dollars basis and $0.01 on a per share basis.
For the June 2016 quarter, our distributable income was $96.6 million or $0.27 per weighted average share, exceeding dividends by $0.02 per share.
We have previously announced monthly cash dividends to shareholders of $0.08333 per share through August 2016. Last week, we announced the declaration of monthly cash dividends in the following amounts and with the following dates:

•	$0.08333 per share for September 2016 to holders of record on September 30, 2016 with a payment date of

•	October 20, 2016; and

•	$0.08333 per share for October 2016 to holders of record on October 31, 2016 with a payment date of

•	November 17, 2016 representing our 99th consecutive cash distribution to shareholders.
Since our IPO 12 years ago through our October 2016 distribution, assuming our current share count for upcoming distributions, we will have distributed $15.12 per share to initial shareholders, exceeding $2.0 billion in cumulative distributions to all shareholders. As of June 30, 2016, our reported net asset value (“NAV”) per share is $9.62 with a current dividend yield of 12% based on our most recent closing stock price of $8.48.
Our debt to equity ratio stood at 69.5% after subtraction of cash and equivalents at June 30, 2016, down 810 bps from 77.6% at June 30, 2015. Our objective is to sustain and grow NII per share in the coming quarters by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business. We are currently exploring initiatives to enhance our funding liability ladder, opportunistically harvest certain controlled investments at a gain, optimize our origination strategy mix, repurchase shares at a discount to net asset value, and rotate our portfolio out of lower yielding assets into higher yielding assets while maintaining a significant focus on first lien senior secured lending.
During the June 2016 quarter, we completed a successful exit of our investment in Harbortouch Payments LLC (“Harbortouch”) for which we received $328.0 million, including fees and escrowed amounts, for an expected IRR on all of our capital of 14%.

Proceeds from the sale were used to repay our $167.5 million of convertible notes due in August 2016, decreasing our current leverage in early fiscal 2017.
Our NAV on June 30, 2016 stood at $9.62 per share, an increase of $0.01 in comparison to $9.61 at March 31, 2016.
Our balance sheet as of June 30, 2016 consisted of 91% floating interest earning assets and 99% fixed rate liabilities, positioning us to benefit from potentially significant increases in short-term interest rates.
We believe there is no greater alignment between management and shareholders than for management to own a significant amount of Prospect stock, particularly when our stock is purchased on the open market. Management is the largest shareholder in Prospect and has never sold a share. Management on a combined basis has purchased at cost over $160 million of stock in Prospect, including over $100 million combined since late calendar year 2015.

HIGHLIGHTS

Equity Values:
Net assets as of June 30, 2016: $3.436 billion
Net asset value per share as of June 30, 2016: $9.62

Fourth Fiscal Quarter Operating Results:
Net investment income: $91.4 million
Net investment income per share: $0.26
Distributable income: $96.6 million
Distributable income per share: $0.27
Dividends to shareholders per share: $0.25

Fiscal Year 2016 Operating Results:
Net investment income: $371.1 million
Net investment income per share: $1.04
Distributable income: $379.9 million
Distributable income per share: $1.07
Dividends to shareholders per share: $1.00

Fourth Fiscal Quarter Portfolio and Investment Activity:
Portfolio investments acquired in quarter: $294.0 million
Total portfolio investments at fair market value at June 30, 2016: $5.898 billion
Number of portfolio companies at June 30, 2016: 125

PORTFOLIO AND INVESTMENT ACTIVITY

Our portfolio emphasis during the June 2016 quarter continued to prioritize secured lending. As of June 30, 2016, our portfolio at fair value consisted of 50.0% first lien, 20.6% second lien, 17.1% structured credit (with underlying first lien), 0.2% small business whole loan, 1.2% unsecured debt, and 10.9% equity investments.
We currently have multiple primary investment origination strategies, including non-control agented and syndicated lending in private equity sponsored and non-sponsored transactions, control investments in operating and financial companies, structured credit investments, real estate investments, and online lending. As of June 30, 2016, our control investments at fair value stood at 29.7% of our portfolio, compared to 33.3% at March 31, 2016.
With our scale team of more than 100 professionals, one of the largest middle-market credit teams in the industry, we believe we are well positioned to select in a disciplined manner a small percentage of investment opportunities out of the thousands we source annually. Prospect received over $1.3 billion in exit proceeds from the sale or repayments of investments during our 2016 fiscal year, generally replacing investments as they were repaid or exited.
Our portfolio’s annualized current yield stood at 13.2% across all performing interest bearing investments as of June 30, 2016, an increase of 0.5% over June 2015. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns.
At June 30, 2016, our portfolio consisted of 125 long-term investments with a fair value of $5.898 billion. These investments span a diversified range of industries with no one industry representing more than 8.2% of the portfolio at fair value as of June 30, 2016. As of June 30, 2016, Prospect’s asset concentration in the energy industry stood at 2.9%, including Prospect’s first lien senior secured loans where third parties bear first loss capital risk. The fair market value of our loan assets on non-accrual as a percentage of total assets was approximately 1.4% at June 30, 2016, an increase of 1% from the prior quarter, with approximately 0.5% in the energy industry.
With regard to non-accrual loans, we believe that equitizing some portion of an investment in a business going through significant cyclical or other difficulties is often preferable compared to the alternative of maintaining on a balance sheet excessive debt that cannot be serviced in the foreseeable future. With such capital structure flexibility, a management team can remain focused on boosting operational performance for long-term value generation.
We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits. As of June 2016, our weighted average portfolio net leverage stood at 4.18 times earnings before interest, taxes, depreciation, and amortization (“EBITDA”), up from 4.12 times as of March 2016 but constant compared to June 2015. As of June 2016, our weighted average EBITDA per portfolio company was approximately $48.1 million, down from $49.1 million as of March 2016 and up from $45.9 million as of June 2015.
During the June 2016 quarter, we completed multiple follow-on investments aggregating $294 million, and we sold one investment. Our sales, repayments, and scheduled amortization payments in the June 2016 quarter were $383.5 million, resulting in net investment exits of $89.5 million. We slowed originations in the first half of calendar year 2016 due to market volatility but expect to increase our investment pace, depending on market conditions, in the coming quarters.

The majority of our portfolio consists of sole agented middle-market loans that we have originated, selected, negotiated, structured, and closed. In recent years we have perceived the risk-adjusted reward to be superior for agented, self-originated, and anchor investor opportunities compared to the broadly syndicated market, causing us to so prioritize our proactive sourcing efforts. Our proprietary Prospect call center initiative has enabled us to source investment opportunities we may not have seen otherwise. We anticipate that our calling effort will continue to contribute to our business in the upcoming years.
During the June 2016 quarter, our originations comprised 50% third party sponsor deals, 25% online lending, 24% syndicated debt and 1% real estate. Our activity during the June 2016 quarter included the following transactions:

•	On April 29, we purchased an additional $25.0 million of Senior Secured Term Loan A Notes and $25.0 million of Senior Secured Term Loan B Notes issued by Trinity Services Group, Inc. (“Trinity”).

•
On April 29, through our delayed draw term loan commitment with Instant Web, LLC (“IWCO”), we purchased $8.0 million of Senior Secured Term Loan A Notes and $8.0 million of Senior Secured Term Loan B Notes issued by IWCO.

•
During the period from May 3 through May 10, we collectively sold 72.10% of the outstanding principal balance of our Senior Secured Term Loan A Notes issued by Trinity for $25.0 million. There was no gain or loss realized on the sale.

•	During the period from May 18 through June 22, we purchased $34.7 million of follow-on first lien senior secured debt Notes issued by Empire Today, LLC.

•
On May 31, we sold our investment in Harbortouch for total proceeds of $328.0 million, including fees and escrowed amounts. We received a $5.1 million prepayment premium for early repayment of the outstanding loans, which was recorded as interest income in the year ended June 30, 2016, as well as a $12.9 million advisory fee for the transaction, which was recorded as other income in the year ended June 30, 2016. We recorded a realized loss of $5.4 million related to the sale. $5.4 million is held in escrow and will be recognized as realized gain if and when it is received. Concurrent with the transaction, we purchased $27.5 million of second lien secured Notes issued by Harbortouch.

•
On June 7, we purchased $19.0 million of second lien secured Notes issued by Generation Brands Holdings, Inc., a leading designer and provider of lighting fixtures for commercial and residential applications.

•
On June 8, we purchased $17.0 million of first lien senior secured Notes issued by Inpatient Care Management Company, LLC, a company providing general surgery services to hospitals with a focus on emergency care.

•	During the period from June 10 through June 29, we collectively purchased an additional $11.1 million of second lien senior secured Notes issued by NCP Finance Limited Partnership.

•
During the period from June 15 through June 29, we purchased an additional $3.5 million of Term Loan A Notes issued by USES Corp. (“USES”) and its subsidiaries. In connection with this Note purchase, USES issued to us 268,962 shares of its common stock representing a 99.96% common equity ownership interest in USES.

•	On June 17, we purchased $25.0 million of follow-on secured Notes issued by IWCO.

•	During the year ended June 30, 2016, we purchased $68.8 million of small business whole loans from OnDeck.

•	Effective May 23, 2016, American Property REIT Corp. (“APRC”) and United Property REIT Corp. (“UPRC”) merged with and into National Property REIT Corp. (“NPRC”), with NPRC as the surviving entity.

•
During the year ended June 30, 2016, we made 29 follow-on investments in NPRC totaling $243.6 million to support the online consumer lending initiative. We purchased $41.1 million of equity through NPH Property Holdings, LLC and $202.5 million of debt issued by NPRC and its wholly-owned subsidiaries. We also provided $12.4 million of equity capital to NPRC, consisting of $9.0 million for the acquisition of Orchard Village Apartments, a multi-family property located in Aurora, Illinois, and $3.4 million to fund capital expenditures for existing properties.

•
During the period from July 1, 2015 through May 23, 2016, we purchased $2.3 million of equity issued by APRC, and we purchased $4.5 million of Notes and $3.0 million of equity issued by UPRC to fund capital expenditures for existing properties.

•	During the year ended June 30, 2016, we received partial repayments of $115.5 million of our loans previously outstanding and $12.4 million as a return of capital on our equity investment in NPRC.

•
During the period from July 1, 2015 through May 23, 2016, we received a partial repayment of $29.7 million of our loan previously outstanding with APRC and recorded $11.0 million of dividend income from APRC in connection with the sale of its Vista Palma Sola property.

•	During the period from July 1, 2015 through May 23, 2016, we received a partial repayment of $7.6 million of our loan previously outstanding with UPRC.

Since June 30, 2016 (in the current September 2016) quarter, we have completed new and follow-on investments of $173.8 million, sold $10.2 million of three investments, and received repayments of $40.3 million, resulting in net investments of $123.3 million, and including the following transactions:

•	On July 1, we purchased $7.3 million or 19.7% of the subordinated Notes issued by Madison Park Funding IX, Ltd.

•
On July 22, we purchased $32.5 million of Senior Secured Term Loan A Notes and $32.5 million of Senior Secured Term Loan B Notes issued by Universal Turbine Parts, LLC, an independent supplier of aftermarket turboprop engines and parts.

•	On August 9, JHH Holdings, Inc. repaid our $35.5 million loan.

•	On August 9, we purchased $29.6 million or 71.9% of the subordinated Notes issued by Carlyle Global Market Strategies CLO 2016-3, Ltd.

•	On August 15, our 5.50% unsecured convertible notes, which had an outstanding principal balance of $167.5 million, matured and were repaid in full.

•	During the period from July 1 through August 29, we made seven follow-on investments in NPRC totaling $55.7 million to support the online consumer lending initiative.

•	During the period from July 1 through August 25, we issued $28.8 million aggregate principal amount of Prospect Capital InterNotes® (“InterNotes®”) for net proceeds of $28.5 million.

•	During the period from July 1 through August 24, we issued $37.9 million in aggregate principal amount of our 2024 Notes for net proceeds of $37.1 million.

Benefiting from the solid performance of several controlled positions in our portfolio, we have historically selectively monetized our equity in certain companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing and other attractive opportunities. We are pleased with the overall performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.
Effective May 23, 2016, APRC and UPRC merged with and into NPRC, with NPRC as the surviving REIT entity. In addition to a substantial investment in real estate assets, we and NPRC continued our investment in the online lending industry with a focus on super-prime, prime, and near-prime consumer and small business borrowers. We and NPRC currently hold $806 million of loans, across multiple origination and underwriting platforms. Our online business, which includes attractive advance rate financing for certain assets, is currently delivering a yield of approximately 14-15% (net of all costs and expected losses). In the past year we have closed and upsized five bank credit facilities and one securitization to support our online business, with more credit facilities and securitizations expected in the future that we hope will enhance our investment returns through efficient financing. We have multiple origination sources for the online business and expect to explore diversifying those sources in the future through our proactive efforts. As the average age of our loan portfolio and related delinquencies increase, we expect to experience a decline in value attributed to our online lending portfolio.
The investment performance of our structured credit business has exceeded our underwriting expectations, demonstrating one of the benefits of our strategy of pursuing majority stakes, working with world-class management teams, providing strong collateral underwriting through primary issuance, and focusing on attractive risk-adjusted opportunities. As of June 30, 2016, we were invested in 38 structured credit investments with a fair value of $1.01 billion with individual standalone financings non-recourse to Prospect and with our risk capped at the net investment amount. Our underlying structured credit portfolio comprised over 3,031 loans and a total asset base of over $18.5 billion. As of June 30, 2016, our structured credit portfolio experienced a trailing twelve month default rate of 1.37%, or 60 basis points less than the broadly syndicated market trailing twelve month default rate of 1.97%. In the June 2016 quarter, our structured credit equity portfolio generated an annualized cash yield of 22.8% and an annualized GAAP yield of 15.4% based on June 30, 2016 fair value. As of June 30, 2016, our existing structured credit portfolio has generated $695.9 million in cumulative cash distributions, representing 53.6% of our original investment. In addition, we have exited seven structured credit investments totaling $153.6 million with an average realized IRR of 16.8% and cash on cash multiple of 1.42 times.
Prospect’s structured credit portfolio consists entirely of majority owned positions. Such positions can enjoy significant benefits compared to minority holdings in the same tranche. In many cases Prospect receives fee rebates and other special economics because of its majority position. The average collateral management fee rebate across the Prospect portfolio is 6 basis points, which is a 12% discount to a typical collateral management fee of 50 basis points for CLOs. As the majority holder, Prospect controls the right to call a transaction in Prospect’s sole discretion. Prospect has the option of waiting years to call a transaction at a time optimal for Prospect rather than when loan asset valuations might be temporarily low. Prospect as majority investor can refinance liabilities on more advantageous terms (as we have done four times since the beginning of 2015) and negotiate better terms to “Volckerize” a deal (i.e., remove a bond basket) in exchange for better terms from the debt investors in the transaction (as we have done five times since the beginning of 2015). Options can have significant embedded value as per Black-Scholes and other option valuation methods. Options typically have greater value with a greater time horizon. We are currently pursuing an initiative to refinance and extend the reinvestment period by several years for several of our structured credit investments, thereby enhancing the longevity and option value of our portfolio.
Prospect’s structured credit equity portfolio has paid to Prospect an average 28.8% cash yield (based on June 30, 2016 fair value) in the 12 months ended June 30, 2016, demonstrating our careful underwriting and the resultant strong credit metrics of our structured credit equity portfolio. We believe structured credit remains an attractive asset class given its strong historical performance. According to Citigroup Global Markets Research, WF Structured Products Research, and Intex:

•	The average annualized structured credit equity investment dividend since 2003 is over 22%, including 8% in 2009, which was the lowest year on record.

•	Pre-credit crisis U.S. structured credit investments have outperformed other asset classes with an average return of 19.47% versus 8.49% for the U.S. high yield bond index and 11.78% for the S&P 500.

•	Over 98% of structured credit corporate loan investments in the lifetime of the industry have realized a positive return to equity investors.
As a yield enhancement for our business, in the past two years we launched an initiative to divest lower yielding loans from our balance sheet, thereby allowing us to rotate into higher yielding assets and to expand our ability to close scale one-stop investment opportunities with efficient pricing. For the year ended June 30, 2016, we have made five sales of such lower yielding investments totaling $99.4 million with a weighted average coupon of 6.1%. We receive recurring servicing fees paid by multiple loan purchasers in conjunction with certain divested loans. We expect additional similar sales in the future as a potential earnings contributor for the June 2017 fiscal year and beyond.
Business development companies (“BDCs”) like Prospect primarily make senior secured loans to private American companies for such purposes as growth, development, acquisitions, expansion, job hiring, and other purposes. BDCs historically have had low single digit percentage average loss rates because of disciplined underwriting standards, with third party research showing that BDCs have had lower loss rates than banks. For many of the middle-market private companies in which a BDC invests, traditional sources of financing like bank lending or public offerings often have limited availability. BDCs offer advantages to the companies that are in need of investment capital to grow since BDCs are also required to offer managerial assistance to the companies in which they invest.

LIQUIDITY AND FINANCIAL RESULTS
During the June 2016 quarter, we continued to utilize prudent leverage to enhance our returns, with our debt to equity ratio (after subtraction of cash and equivalents) 69.5% at June 30, 2016. We continue to retain significant balance sheet strengths, including a majority of unencumbered assets, demonstrated access to diversified funding markets, matched-book funding, unsecured fixed-rate liability focus, and prudent debt to equity leverage. Our balance sheet also gives us the potential for future earnings as we harvest the benefits of the financing structures we have recently closed at an attractive cost due to our investment-grade ratings at corporate, revolving facility, and term debt levels.
We remain investment grade rated with a stable outlook, having refinanced three debt maturities since the beginning of 2015, including our $150 million of convertible notes in December 2015, our $100 million of baby bonds in May 2015, and our $167.5 million of convertible notes in August 2016, recently repaid in full with cash on hand, primarily from the Harbortouch sale proceeds. Looking into fiscal year 2017, we have no significant liability maturities exceeding $10 million. Our $885 million revolver is currently undrawn. If the need should arise to decrease our leverage ratio, we believe we could slow originations and allow repayments and other exits to come in during the ordinary course, as we saw in the first half of calendar year 2016. During our fiscal year ended June 2016, we received $1.3 billion of repayments, another validation of our strong underwriting and credit processes.
On August 29, 2014, we renegotiated and closed an expanded five and a half year revolving credit facility (the “Facility”). The Facility lenders have extended commitments of $885.0 million under the Facility as of June 30, 2016. The Facility includes an accordion feature which allows commitments to be increased to $1.5 billion in the aggregate. Interest on borrowings under the Facility is one-month LIBOR plus 225 basis points, with no minimum LIBOR floor. The Facility continues to carry an investment-grade Moody’s rating of Aa3.

We have significantly diversified our counterparty risk. The current count of 22 institutional lenders in the Facility compares to five lenders at June 30, 2010 and represents one of the most diversified bank groups in our industry.
As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2019, with an additional one-year amortization period to March 2020, with distributions allowed after the completion of the revolving period.
Our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.
During the period from December 21, 2010 to April 11, 2014, we issued $1.25 billion in principal amount of convertible notes in nine issuances (“Convertible Notes”). On December 15, 2015, we repaid the outstanding principal and interest due on our maturing convertible notes. On March 28, 2016, we repurchased $0.5 million aggregate principal amount of our convertible notes maturing in 2017 at a price of 98.25, including commissions. On August 15, 2016, we repaid the outstanding principal and interest due on our maturing convertible notes. The remaining notes bear interest at rates ranging from 4.75% to 5.875% and are due at various dates between October 15, 2017 and April 15, 2020.
On May 1, 2012, we issued $100.0 million in principal amount of 6.95% unsecured notes due November 2022 (the “2022 Baby Bond Notes”). On May 15, 2015, we redeemed these 2022 Baby Bond Notes to reduce our cost of debt financing.
On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% unsecured notes due March 2023 (the “2023 Notes”).
On April 7, 2014, we issued $300.0 million aggregate principal amount of 5.00% unsecured notes due July 15, 2019 (the “2019 Notes”). Included in the issuance is $45.0 million of Prospect Capital InterNotes® that were converted into the 2019 Notes.
On December 10, 2015, we issued $160.0 million aggregate principal amount of 6.25% unsecured notes due June 15, 2024 (the “2024 Notes”). On June 16, 2016, we entered into an at-the-market program for our 2024 Notes. During the period from June 28, 2016 to August 24, 2016, we issued $39.3 million in aggregate principal amount of our 2024 Notes for net proceeds of $38.5 million after commissions and offering costs.
On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes,” and together with the Convertible Notes, 2024 Notes, 2023 Notes and 2019 Notes, the “Unsecured Notes”). Since initiating the program, we have issued approximately $1.08 billion of Program Notes ($908.8 million outstanding after redemptions and exchanges, including settlements, as of June 30, 2016). These notes were issued with interest rates ranging from 3.375% to 7.00% with a current weighted average rate of 5.20% at June 30, 2016. These notes mature between October 15, 2016 and October 15, 2043.
Our Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade Kroll rating of BBB+ and S&P rating of BBB-. As of June 30, 2016, Prospect held approximately $4.9 billion of unencumbered assets on its balance sheet, representing approximately 78.0% of Prospect’s total assets, in a manner we believe highly beneficial and differentiated among BDCs for holders of Unsecured Notes and for Prospect shareholders.

We currently have no money drawn under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balance in the Facility, we have $642 million of new Facility-based investment capacity. Any additional Prospect cash on hand, principal repayments, other monetizations of assets, issuances of debt and other capital, or increases in our Facility size may further increase our investment capacity. We recently completed an amendment of our Facility to enhance the eligibility of loan asset collateral that we can pledge to the Facility.
As of June 30, 2016, 100% of Prospect’s assets across its portfolio are “Level 3” assets under ASC 820, meaning such assets are illiquid with unobservable inputs and with a requirement to use estimation techniques. When Prospect went public in 2004, Prospect’s Board of Directors instituted best practice in the BDC industry by employing third party valuation firms to value 100% of the company's “Level 3” assets for each fiscal quarter using a positive assurance methodology. Prior to Prospect’s leading by example, other companies in the industry used self-valuations, sampling, and other less robust methods for “Level 3” portfolio valuation. When determining the fair value of portfolio investments, the Audit Committee and the Board of Directors of the company, including our independent directors, primarily evaluate the range of valuations from three independent valuation firms. For our structured credit investments, the independent valuation firm primarily utilizes a single cash flow path approach based on our expected cash flows. In order to validate the results from the single cash flow methodology, the valuation agent also utilizes a multi-path Monte Carlo simulation approach along with reviewing changes in market conditions for similarly trading securities. The Board of Directors looks at multiple factors in determining where within the range provided by each independent valuation firm to value each Prospect asset, including recent operating and financial trends for the asset, independent ratings obtained from third parties, comparable multiples for recent sales of companies within the industry, and discounted cash flow models. Final selected valuations have never been outside the range provided by third party valuation firms.
As a tax-efficient regulated investment company, our 90% minimum shareholder dividend payout requirement is based on taxable income (“distributable income”) rather than GAAP net investment income. Distributable income from time to time can decouple from NII. In the June 2016 quarter, we generated distributable income of $96.6 million or $0.27 per weighted average share (exceeding $0.25 per share of declared dividends). For the year ended June 30, 2016, we generated distributable income of $379.9 million or $1.07 per weighted average share (exceeding $1.00 per share of declared dividends).
While regulated investment companies may utilize “spillback” dividends in the subsequent tax year to count toward prior year distribution requirements, distributable income consistently in excess of dividends enhances the possibility of future special dividends in order to maintain regulated investment company status.
For the eighth straight year, Prospect recently received authorization from shareholders for the option to issue shares below NAV as required by regulation. We, like many other BDCs, seek and receive such annually-required shareholder approval to improve the credit profile of the business relative to debt holders in order to reduce borrowing costs and enhance access to debt capital markets. Prospect has been a responsible steward with zero shares issued below NAV based on this authorization in calendar year 2015 and to date in calendar year 2016. In addition, over 90% of shares issued in the prior three fiscal years have been at a premium to NAV, resulting in accretion of $0.16 per share. Prospect has no current intention to pursue a dilutive equity offering.
On July 28, 2015, we began repurchasing our shares of common stock as they were trading at a significant discount to NAV. Since that time, we have repurchased 4,708,750 shares of common stock at an average price of $7.25 per share. Repurchases total approximately $34.1 million to date and resulted in a $0.02 increase to NAV on a per share basis.

During the past five years ended June 30, 2016, Prospect has outperformed the publicly traded BDC median for dividends plus change in net asset value per share, which we believe is an important metric of fundamental performance, by a cumulative 13.6%. Our diversified origination platform has enabled Prospect to produce strong investment yields, evidenced by our dividend/NAV yield and NII yield, each of which are more than 200 bps per annum higher than peer median on average over the five years ended June 30, 2016. Our yields help drive a return on equity that is more than 200 bps higher than the peer group over this same period, delivering significant alpha in a competitive market.
For data in the previous paragraph, as shown in our corporate presentation, dividends plus change in net asset value per share are compounded on a quarterly basis with investors purchasing and selling shares of our common stock at prevailing market prices, which may be higher or lower than NAV. Information related to past performance, while potentially helpful as an evaluative tool, is not necessarily indicative of future results. The source for this performance information is Prospect analysis of Capital IQ data on publicly-traded BDCs for which there is data for each entire period.

EARNINGS CONFERENCE CALL
Prospect will host an earnings conference call on Tuesday, August 30, 2016, at 10:00 am. Eastern Time. The conference call dial-in number will be 888-338-7333. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10091719. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.
The conference call will also be available via a live listen-only webcast on Prospect’s website, www.prospectstreet.com. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast. A replay of the audio webcast will be available on Prospect’s website for approximately 30 days following the conference call.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	June 30, 2016	June 30, 2015

Assets
Investments at fair value:
Control investments (amortized cost of $1,768,220 and $1,894,644, respectively)	$1,752,449	$1,974,202
Affiliate investments (amortized cost of $10,758 and $45,150, respectively)	11,320	45,945
Non-control/non-affiliate investments (amortized cost of $4,312,122 and $4,619,582, respectively)	4,133,939	4,589,411
Total investments at fair value (amortized cost of $6,091,100 and $6,559,376, respectively)	5,897,708	6,609,558
Cash and cash equivalents	317,798	110,026
Receivables for:
Interest, net	12,127	20,408
Other	168	2,885
Prepaid expenses	855	757
Deferred financing costs	48,051	54,420
Total Assets	6,276,707	6,798,054

Liabilities
Revolving Credit Facility (Notes 4 and 8)	—	368,700
Convertible Notes (Notes 5 and 8)	1,089,000	1,239,500
Public Notes (Notes 6 and 8)	709,657	548,094
Prospect Capital InterNotes® (Notes 7 and 8)	908,808	827,442
Interest payable	40,804	39,659
Due to broker	957	26,778
Dividends payable	29,758	29,923
Due to Prospect Capital Management (Note 13)	54,149	2,550
Due to Prospect Administration (Note 13)	1,765	4,238
Accrued expenses	2,259	3,408
Other liabilities	3,633	4,713
Commitments and Contingencies (Note 3)	—	—
Total Liabilities	2,840,790	3,095,005
Net Assets	$3,435,917	$3,703,049

Components of Net Assets
Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; 357,107,231 and 359,090,759 issued and outstanding, respectively) (Note 9)	$357	$359
Paid-in capital in excess of par (Note 9)	3,967,397	3,975,672
Accumulated overdistributed net investment income	(3,623)	(21,077)
Accumulated net realized loss on investments and extinguishment of debt	(334,822)	(302,087)
Net unrealized (depreciation) appreciation on investments	(193,392)	50,182
Net Assets	$3,435,917	$3,703,049

Net Asset Value Per Share (Note 16)	$9.62	$10.31

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Year Ended June 30,
	2016	2015	2014
Investment Income
Interest income:
Control investments	$207,377	$200,409	$153,307
Affiliate investments	896	3,799	4,358
Non-control/non-affiliate investments	347,132	385,710	334,039
Structured credit securities	176,213	159,056	122,037
Total interest income	731,618	748,974	613,741
Dividend income:
Control investments	26,435	6,811	26,687
Affiliate investments	—	778	—
Non-control/non-affiliate investments	66	74	150
Total dividend income	26,501	7,663	26,837
Other income:
Control investments	22,528	12,975	43,671
Affiliate investments	—	226	17
Non-control/non-affiliate investments	11,326	21,246	28,025
Total other income (Note 10)	33,854	34,447	71,713
Total Investment Income	791,973	791,084	712,291
Operating Expenses
Investment advisory fees:
Base management fee (Note 13)	126,523	134,590	108,990
Income incentive fee (Note 13)	92,782	90,687	89,306
Interest and credit facility expenses	167,719	170,660	130,103
Audit, compliance and tax related fees	4,428	3,772	2,959
Allocation of overhead from Prospect Administration (Note 13)	12,647	14,977	14,373
Directors’ fees	379	379	325
Excise tax	2,295	2,505	(4,200)
Other general and administrative expenses	14,072	10,767	13,212
Total Operating Expenses	420,845	428,337	355,068
Net Investment Income	371,128	362,747	357,223
Net Realized and Change in Unrealized Gains (Losses)
Net realized gains (losses)
Control investments	(5,406)	(80,640)	—
Affiliate investments	(14,194)	—	—
Non-control/non-affiliate investments	(4,817)	(99,783)	(3,346)
Net realized gains (losses) on extinguishment of debt	224	(3,950)	—
Net realized losses	(24,193)	(184,373)	(3,346)
Net change in unrealized gains (losses)
Control investments	(88,751)	158,346	(20,519)
Affiliate investments	(233)	503	(4,500)
Non-control/non-affiliate investments	(154,589)	9,116	(9,838)
Net change in unrealized gains (losses)	(243,573)	167,965	(34,857)
Net Realized and Change in Unrealized Losses	(267,766)	(16,408)	(38,203)
Net Increase in Net Assets Resulting from Operations	$103,362	$346,339	$319,020
Net increase in net assets resulting from operations per share	$0.29	$0.98	$1.06
Dividends declared per share	$(1.00)	$(1.19)	$(1.32)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER SHARE
(in actual dollars)
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2016	2015	2016	2015
Per Share Data
Net asset value at beginning of period	$9.61	$10.30	$10.31	$10.56
Net investment income(1)	0.26	0.25	1.04	1.03
Net realized loss on investments(1)	(0.02)	(0.08)	(0.07)	(0.51)
Net change in unrealized appreciation (depreciation) on investments(1)	0.03	0.10	(0.68)	0.47
Net realized losses on extinguishment of debt(1)	—	(0.01)	—	(0.01)
Dividends to shareholders	(0.25)	(0.25)	(1.00)	(1.19)
Common stock transactions(2)	(0.01)	—	0.02	(0.04)
Net asset value at end of period	$9.62	$10.31	$9.62	$10.31

(1)	Financial highlights are based on the weighted average number of common shares outstanding for the period presented (except for dividends to shareholders which is based on actual rate per share).

(2)
Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our dividend reinvestment plan, shares issued to acquire investments and repurchases of common stock below net asset value pursuant to our Repurchase Program.

RECONCILIATION OF GAAP NET INVESTMENT INCOME TO DISTRIBUTABLE INCOME
Below is a reconciliation of our NII to distributable income for the quarter and year ended June 2016 (in thousands of dollars, except share and per share data, with all distributable income numbers as current estimates not to be finally determined and announced until after we file our tax returns for our August 31, 2016 tax year):

GAAP Net Investment Income to Distributable Income	Three Months Ended June 30, 2016	Year Ended June 30, 2016
GAAP Net Investment Income	$91,367	$371,128
(Book income in excess of taxable income) taxable income in excess of book income from CLO investments	783	(743)
Non-deductible federal excise tax expense	595	2,295
Taxable gain from pass-through controlled companies	3,870	1,759
Other net additions to distributable income	20	5,451
Distributable Income	$96,635	$379,889
Weighted average shares of common stock outstanding	356,555,473	356,134,297
Distributable Income per Share	$0.27	$1.07

ABOUT PROSPECT CAPITAL CORPORATION
Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702